EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2005 Stock Incentive Plan of The Clorox Company of our reports dated August 26, 2005, with respect to the consolidated financial statements and schedules of The Clorox Company included in its Annual Report (Form 10-K) for the year ended June 30, 2005, The Clorox Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Clorox Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
January 30, 2006